As filed with the Securities and Exchange Commission on October 30, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-2717903
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431
(Address of principal executive offices) (Zip code)

Amended and Restated 2015 Equity Incentive Plan
2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
(Full titles of the plans)

Alexander Timm
Chief Executive Officer
Root, Inc.
80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431 (Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

David Peinsipp Nicole Brookshire Peter N. Mandel Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Jonathan A. Allison General Counsel & Secretary 80 E. Rich Street, Suite 500 Columbus, Ohio 43215 (614) 591-4570

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share:
– 2020 Equity Incentive Plan	29,662,190(2)(3)	$24.11(10)	$715,155,400.90	$78,023.46
– 2020 Employee Stock Purchase Plan	5,000,000(4)(5)	$20.49(11)	$102,450,000.00	$11,177.30
– Amended and Restated 2015 Equity Incentive Plan (Stock Option Awards)	11,238,442(6)	— (12)	$—	$—
– Amended and Restated 2015 Equity Incentive Plan (Restricted Stock Units)	160,051(7)	— (12)	$—	$—
Class B common stock, par value $0.0001 per share:
– Amended and Restated 2015 Equity Incentive Plan (Stock Option Awards)	11,238,442(8)	$2.22(13)	$24,949,341.24	$2,721.98
– Amended and Restated 2015 Equity Incentive Plan (Restricted Stock Units)	160,051(9)	$24.11(10)	$3,858,829.61	$421.00
Total:	57,459,176		$846,413,571.75	$92,343.74
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) or the Registrant’s Class B common stock (“Class B Common Stock”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (“2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (“ESPP”), and the Registrant’s Amended and Restated 2015 Equity Incentive Plan (“2015 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in and increase to the number of outstanding shares of Class A Common Stock or Class B Common Stock, as applicable.
(2)Represents shares of Class A common stock reserved for future issuance under the 2020 Plan. To the extent that any stock awards or stock options outstanding under the 2015 Plan (i) expire or otherwise terminate without all of the shares covered by such stock award or stock option having been issued, (ii) are not issued because such stock award is settled in cash, (iii) are forfeited back to or repurchased by the Registrant, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price or (v) are withheld or reacquired to satisfy a tax withholding obligation, the shares of Class B common stock reserved for issuance under such stock award or upon the exercise of such stock options will become available for issuance as shares of Class A common stock under the 2020 Plan. See footnotes 8 and 9 below.
(3)The number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 4% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock.
(4)Represents shares of Class A common stock reserved for future issuance under the ESPP.
(5)The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31 of the preceding calendar year, and (b) 7,500,000 shares of the Registrant’s Class A common stock; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock.
(6)Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2015 Plan as of the date of this Registration Statement.
(7)Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying restricted stock unit awards outstanding under the 2015 Plan as of the date of this Registration Statement.
(8)Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2015 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of Class B common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Class A common stock under the 2020 Plan. See footnote 2 above.
(9)Represents shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2015 Plan as of the date of this Registration Statement. To the extent that any such restricted stock unit awards expire or are terminated prior to exercise, the shares of Class B common stock reserved for issuance pursuant to such restricted stock units awards will become available for issuance as shares of Class A common stock under the 2020 Plan. See footnote 2 above.
(10)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on October 30, 2020.
(11)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on October 30, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
(12)Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(13)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted and outstanding pursuant to the 2015 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed by Root, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)The Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 27, 2020 (File No. 333-249332), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(b)The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 23, 2020 (File No. 001-39658) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and
(c)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
None.
Item 6.Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 provides that a corporation has the power to purchase and
1.

maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
The Registrant’s restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors, officers, employees, and other agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s restated bylaws provide that the Registrant will indemnify its directors and officers, and permit the Registrant to indemnify its other employees and agents, in each case to the maximum extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal actions, proceedings, or investigations to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
See also the Undertakings set forth in the response to Item 9 herein.
Item 7.Exemption from Registration Claimed.
Not applicable.

Item 8.Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	8-K	001-39658	3.1	October 30, 2020

4.2	Amended and Restated Bylaws, as currently in effect.	S-1/A	333-249332	3.4	October 20, 2020

4.3	Form of Registrant’s Common Stock Certificate.	S-1/A	333-249332	4.1	October 20, 2020

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Amended and Restated 2015 Equity Incentive Plan.	S-1	333-249332	10.1	October 5, 2020

99.2	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended and Restated 2015 Equity Incentive Plan.	S-1	333-249332	10.2	October 5, 2020

99.3	Form of Notice of Stock Option Exercise and Stock Option Exercise Agreement under the Amended and Restated 2015 Equity Incentive Plan.	S-1	333-249332	10.3	October 5, 2020

99.4	Form of RSU Agreement under the Amended and Restated 2015 Equity Incentive Plan.	S-1	333-249332	10.4	October 5, 2020

99.5	Root, Inc. 2020 Equity Incentive Plan, and terms of agreements thereunder.	S-1/A	333-249332	10.13	October 20, 2020

99.6	Root, Inc. 2020 Employee Stock Purchase Plan.	S-1/A	333-249332	10.14	October 20, 2020
Item 9.Undertakings.
A.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 30th day of October, 2020.

ROOT, INC.
By:	/s/ Alexander Timm
Alexander Timm
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander Timm and Daniel Rosenthal, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Root, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Timm	Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2020
Alexander Timm

/s/ Daniel Rosenthal	Chief Financial Officer (Principal Financial Officer)	October 30, 2020
Daniel Rosenthal

/s/ Megan Binkley	Chief Financial Officer (Principal Accounting Officer)	October 30, 2020
Megan Binkley

/s/ Christopher Olsen	Director	October 30, 2020
Christopher Olsen

/s/ Doug Ulman	Director	October 30, 2020
Doug Ulman

/s/ Elliot Geidt	Director	October 30, 2020
Elliot Geidt

/s/ Jerri DeVard	Director	October 30, 2020
Jerri DeVard

/s/ Larry Hilsheimer	Director	October 30, 2020
Larry Hilsheimer

/s/ Luis von Ahn	Director	October 30, 2020
Luis von Ahn

/s/ Nancy Kramer	Director	October 30, 2020
Nancy Kramer

/s/ Nick Shalek	Director	October 30, 2020
Nick Shalek

/s/ Scott Maw	Director	October 30, 2020
Scott Maw